Exhibit 99.1

Contacts:
Peter Garcia	Jennifer Williams
PDL BioPharma, Inc.	Cook Williams Communications, Inc.
775-832-8500	360-668-3701
peter.parcia@pdl.com	jennifer@cwcomm.org

Paul Edick Joins PDL BioPharma’s Board of Directors

INCLINE VILLAGE, Nev., September 8, 2015 -- PDL BioPharma, Inc. (“PDL”) (NASDAQ: PDLI) today announced that Paul R. Edick has been appointed to the company’s board of directors. Mr. Edick is currently managing partner of 3G Advisors, LLC, a consultancy to the pharmaceutical, healthcare and healthcare investor communities.

Mr. Edick brings over 35 years of experience in the life sciences industry to PDL. He has extensive commercial experience and recently served as chief executive officer and a board member of Durata Therapeutics, Inc., positions which he held from July 2010 to November 2014. Prior to his term at Durata, Mr. Edick was chief executive officer of Ganic Pharmaceuticals, Inc., a Warburg Pincus investment search vehicle, from 2008 to 2010 and prior to that was chief executive officer at MedPointe Healthcare, Inc., a position he assumed in 2006 having been their president of pharmaceutical operations from 2002. He also held a number of senior positions at GD Searle & Company, and at Pharmacia Corporation following its acquisition of the company, culminating in his appointment as Pharmacia’s group VP and president, Asia Pacific/Latin America. Mr. Edick currently serves on the boards of directors for Circassia Pharmaceuticals plc, NewLink Genetics Corporation, and Neos Therapeutics, Inc. all of which are public companies. He also serves on the Board of the private company Amerita, Inc. Mr. Edick holds a B.A. in Psychology from Hamilton College.

“We are pleased to welcome Paul to our board of directors,” stated John P. McLaughlin, president and chief executive officer of PDL. “Paul brings a wealth of commercial experience in the life sciences industry, and we will benefit from his knowledge and network as we continue to expand our portfolio of income generating assets. We have committed over one billion dollars in funding related to the portfolio that we have built and continue to seek top quality assets to add to our portfolio.”

About PDL BioPharma, Inc.

PDL manages a portfolio of patents and royalty assets, consisting of its Queen et al. patents, license agreements with various biotechnology and pharmaceutical companies, and royalty and other assets acquired. To acquire new income generating assets, PDL provides non-dilutive growth capital and financing solutions to late-stage public and private healthcare companies and offers immediate financial monetization of royalty streams to companies, academic institutions, and inventors. PDL has invested approximately $830 million to date. PDL evaluates its investments based on the quality of the income generating assets and potential returns on investment. PDL is currently focused on intellectual property asset management, acquiring new income generating assets and maximizing value for its shareholders.

PDL was founded in 1986 and is headquartered in Incline Village, Nevada.

For more information, please visit www.pdl.com.

PDL BioPharma and the PDL BioPharma logo are considered trademarks of PDL BioPharma, Inc.